Exhibit 10.18.2

SECOND AMENDMENT
TO THE HUMACYTE, INC.
2005 STOCK OPTION PLAN

THIS SECOND AMENDMENT to the Humacyte, Inc. 2005 Stock Option Plan is dated as of October 28, 2011.

WHEREAS, the Board of Directors of Humacyte, Inc. (the “Company”) has adopted and the shareholders of the Company have approved the Humacyte, Inc. 2005 Stock Option Plan, as amended on March 31, 2008 (the “Plan”); and

WHEREAS, the Board of Directors determines that it is in the best interest of the Company to amend the Plan in order to increase the number of shares of common stock issuable pursuant to options granted under the Plan from Two Million Two Hundred Ten Thousand Two Hundred Fifty-Four (2,210,254) shares to Four Million Five Hundred Twenty-Two Thousand Sixty-Four (4,522,064) shares.

NOW, THEREFORE, the Plan shall be amended as follows:

1. The first sentence of Paragraph 5.1 of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be Four Million Five Hundred Twenty-Two Thousand Sixty-Four (4,522,064), of which not more than one third may be granted as Awards of Restricted Stock or unrestricted Stock Awards.”

2. Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved.

IN WITNESS WHEREOF, the undersigned hereby certifies that this Second Amendment was duly adopted by the Board of Directors as of October 28, 2011 and by the shareholders of the Company as of October 28, 2011.